Power of Attorney

The undersigned hereby constitutes and appoints Louisa Ritter the lawful attorney-in-fact and agent with full power and authority to execute, acknowledge, deliver and/or file on the undersigned's behalf and in the undersigned’s name, place and stead, as an individual or as a director, officer, manager, partner, or trustee on behalf of an entity for which the undersigned holds such position, in respect of any securities held by the undersigned or any such entity (directly, indirectly or beneficially), any and all instruments including Form 144, Forms 3, 4 and 5, and Schedules 13D and 13G (collectively, the “Filings”), and any amendments, supplements or successor forms thereto pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules or regulations or requirements of the Securities and Exchange Commission in connection with the undersigned's reporting obligations pursuant to Rule 144 of the Securities Act, Section 13(d) of the Exchange Act and Section 16(b) of the Exchange Act.

The authority of Louisa Ritter shall continue in full force and effect until the undersigned is no longer required to make any of the Filings, unless earlier revoked by the undersigned in writing.  The undersigned hereby ratifies, confirms and approves in all respects all Filings (including amendments thereto) and actions taken by the attorney-in-fact relating to such Filings.

The undersigned acknowledges that the attorney-in-fact is not assuming any of the undersigned's responsibilities to comply with Rule 144 of the Securities Act and Section 13 or Section 16 of the Exchange Act.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the date indicated.

NAME	DATE

/s/ Robert J. Fisher Robert J. Fisher	August 31, 2024